Exhibit 99.1

Bit Digital, Inc. Announces Third Quarter 2026 Financial Results

NEW YORK, November 12, 2026 - Bit Digital, Inc. (Nasdaq: BTBT) (“Bit Digital” or the “Company”), a publicly listed Strategic Asset Company focused on Ethereum (“ETH”) strategies and AI/HPC infrastructure, today announced its financial results for the third quarter of 2026. The Company will host a conference call on November 12, 2026, at 8:30 AM ET to discuss results (click here for registration information).

Financial Highlights for the Third Quarter of 2026

The Company’s third-quarter results reflected continued execution of its Strategic Asset Company strategy, with growth in colocation revenue supported by the initial contribution from WhiteFiber’s NC-1 data center campus and sequential improvement in native ETH staking revenue. Results also benefited from higher digital asset values, which contributed to a return to positive GAAP earnings.

Results for the third quarter of 2026 include the consolidated financial performance of WhiteFiber Inc. (Nasdaq: WYFI), with a portion of results attributable to non-controlling interests.

●	Total revenue for the third quarter of 2026 was $27.1 million, an 11% decline compared to $30.5 million in the third quarter of 2025. For the nine months ended September 30, 2026, total revenue was $87.1 million, a 7% increase year over year.

●	Gross profit for the third quarter was $15.2 million, representing a gross margin of 56.1%.

●	Revenue from Cloud Services was $18.1 million, up slightly year-over-year, at a gross margin of approximately 56%.

●	Revenue from colocation services was $5.6 million, an increase of 232% from the third quarter of 2025, at a gross margin of approximately 57%. Revenue increased 19% sequentially from the second quarter of 2026. For the nine months ended September 30, 2026, colocation revenue increased nearly 200% year-over-year. The increase was primarily due to the MTL-3 site becoming fully operational in November 2025 and the beginning of the revenue generation from the first 20 MW of contracted capacity at the NC-1 facility.

●	Third-quarter revenue from ETH staking was $1.0 million, compared to $2.9 million in the year-ago quarter with the decline attributable to the repositioning of ETH into liquid staking to collateralize the WhiteFiber financing during the second quarter. On a sequential basis, revenue increased 14% from the second quarter of 2026 primarily driven by an increase in the price of Ethereum. For the nine months, ETH staking revenue increased 11% year over year primarily due to an increase in ETH earned from native staking partially offset by lower average ETH prices during the nine months.

Bit Digital, Inc. Announces Third Quarter 2026 Financial Results

●	Revenue from digital asset mining was $2.0 million in the third quarter of 2026, on 28.4 bitcoin mined compared to revenue of $7.4 million, on 64.9 bitcoin mined in the third quarter of 2025. For the nine months, mining revenue declined 63% year over year. The quarterly and nine-month results are consistent with the continued winddown of the business. The segment generated a gross margin of approximately 27% in the third quarter of 2026.

●	Net income attributable to Bit Digital shareholders for the third quarter of 2026 was $28.5 million, or $0.08 per diluted share, compared to a net loss of $107.2 million, or $0.31 per diluted share in the second quarter of 2026. Results included realized and unrealized gains on digital assets and digital intangible assets, impairment on digital intangible assets, and non-operating items including induced conversion expense, which together accounted for approximately $16.3 million of the gain in the third quarter and $83.5 million of the loss in the second quarter.

●	Net cash provided by operating activities was $163.2 million for the nine months ended September 30, 2026, compared to a use of cash of $204.9 million in the same period of 2025.

●	Cash and cash equivalents totaled approximately $143.5 million as of September 30, 2026, compared to $83.6 million as of June 30, 2026. Of that balance, approximately $5.0 million was held at Bit Digital and approximately $138.5 million at WhiteFiber.

●	Contract liabilities were $154.1 million as of September 30, 2026, compared to $7.7 million as of December 31, 2025. Remaining performance obligations were approximately $729.0 million at quarter end, of which approximately $13.5 million is expected to be recognized during the balance of 2026, $235.1 million in 2027, and $206.9 million in 2028, and the remainder thereafter.

●	Consolidated convertible notes, net of unamortized debt issuance costs and debt discount, totaled $445.3 million as of September 30, 2026, compared to $336.2 million as of June 30, 2026. The September 30 balance includes Bit Digital’s 2030 Convertible Notes, with $150 million in principal outstanding, and WhiteFiber’s 2031 and 2032 Convertible Notes.

●	In September WhiteFiber repaid $30 million of the Delayed Draw Term Loan Facility and Bit Digital separately repaid $30 million to Galaxy. Subsequent to the end of the third quarter, on October 27, WhiteFiber received an additional drawdown of $70 million under the facility, bringing the total outstanding to $100 million.

●	As of September 30, 2026, Bit Digital held 27,043,750 (59.7%) WhiteFiber shares, with an implied value of approximately $487 million based on the Nasdaq closing price of $18.01 per share on that date.

Bit Digital, Inc. Announces Third Quarter 2026 Financial Results

Ethereum Treasury Update

As of September 30, 2026, the Company held approximately 163,725.9 ETH1, with a market value of $439.4 million based on a closing ETH price of approximately $2,684 on that date.

74,606.4 ETH was held directly at a fair value of $200.2 million, including ETH natively staked through the Company’s validator partner.

During the third quarter, the Company liquid staked 73,683 ETH and received 66,192 LsETH in exchange. Of that balance, 19,000 LsETH was pledged as collateral in connection with the Company’s collateralized borrowing and is reflected on the balance sheet as a digital asset collateral receivable of $37.1 million. As of September 30, 2026, the remaining 47,192 LsETH was carried within digital intangible assets at $98.3 million and was retained as a buffer against margin requirements. Subsequent to the end of the third quarter, an additional 45,000 LsETH was pledged as collateral in connection with WhiteFiber’s $70 million drawdown in October.

During the quarter the Company sold 1,625 ETH for $3.4 million, at an average sales price of approximately $2,114.62 per ETH. The Company did not acquire any ETH during the quarter.

LsETH is accounted for separately from ETH under different guidance and is carried at cost less impairment rather than fair value. The reclassification changed where the position appears on the balance sheet without changing the Company’s underlying economic exposure. The Company recorded a non-cash impairment of $3.2 million on LsETH during the quarter, which does not represent a realized loss.

Strategic Asset Company Strategy

Bit Digital operates as a Strategic Asset Company, allocating capital across two core areas: Ethereum as economic infrastructure, and AI infrastructure through its majority ownership stake in WhiteFiber. As of September 30, 2026, Bit Digital held 27,043,750 shares of WhiteFiber equating to 59.7% of total WhiteFiber shares outstanding with an implied value of approximately $487 million based on the Nasdaq closing price of $18.01 per share on that date.

The Company does not intend to sell WhiteFiber shares in 2026 and continues to view the position as a long-term strategic asset.

Bitcoin Mining Update

Bit Digital continued reducing exposure to bitcoin mining during the quarter as part of its transition toward Ethereum and infrastructure-related operations. Mining remains gross margin positive but is no longer a strategic growth priority.

The Company does not expect to allocate meaningful growth or maintenance capital to this segment going forward. Capital allocation is expected to continue shifting toward Ethereum and infrastructure-related opportunities.

[1]	Includes approximately 15,437 ETH and ETH-equivalents held in an externally managed fund, and approximately 73,683 ETH presented on an as-converted basis from LsETH using the Coinbase conversion rate as of September 30, 2026.

Bit Digital, Inc. Announces Third Quarter 2026 Financial Results

Management Commentary

“Our third-quarter results reflect the continued shift toward Ethereum and AI infrastructure,” said Sam Tabar, Chief Executive Officer of Bit Digital. “Colocation revenue increased 19% sequentially, supported by NC-1’s initial contribution, while native ETH staking revenue grew 14%. We also reported positive GAAP earnings, with digital asset valuation gains contributing significantly to the result.

“Our Strategic Asset Company approach focuses on making the assets we own more productive. Native staking generated 474 ETH during the quarter, bringing rewards earned through September to approximately 1,863 ETH. Alongside our Ethereum treasury and controlling interest in WhiteFiber, our investment portfolio includes third-party managed funds and smaller holdings that provide exposure to private AI businesses and digital asset market infrastructure.

“Our own shares are also part of the capital allocation discussion. The persistent discount to our net asset value makes repurchases an option that deserves serious consideration, but the benefit to shareholders depends on both the price we pay and how we fund them. Under our Articles of Association, shareholder approval is required before a repurchase program can be implemented. Any decision to seek that approval would need to be supported by a funding plan that we believe improves value per share while maintaining sufficient liquidity. Selling Ethereum to fund repurchases would reduce our staking income and exposure to potential ETH appreciation. We weigh those trade-offs against the benefit of reducing the share count and our liquidity requirements.

“We remain constructive on the assets we own, and our responsibility is to determine how best to translate their value into returns for Bit Digital shareholders.”

About Bit Digital

Bit Digital (NASDAQ: BTBT) is a Strategic Asset Company (SAC) focused on active participation in Ethereum infrastructure and controlling equity exposure to AI/HPC infrastructure through its majority ownership stake in WhiteFiber (NASDAQ: WYFI). The Company purchases and stakes ETH to generate protocol-native yield and participates directly in the Ethereum network. Bit Digital allocates capital with a focus on long-duration, foundational infrastructure, and disciplined balance sheet management. For additional information, please contact ir@bit-digital.com, visit our website at www.bit-digital.com or follow us on LinkedIn or X.

Investor Notice

Investing in our securities involves risks worth considering, before making an investment decision. All current and potential investors are advised to regularly review the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (Annual Report) and any subsequently filed quarterly reports on Form 10-Q and any Current Reports on Form 8-K. If any material risks were to occur – including those not presently known to us or currently deemed immaterial – our business operations may be impaired, and our financial condition or operating results would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Safe Harbor Statement” below.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Bit Digital, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at https://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Contact

Charley Brady

Head of Investor Relations

ir@bit-digital.com

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